Exhibit 99.1

CRH plc

(the “Company”)

LISTING ARRANGEMENTS FOR THE COMPANY’S 5% CUMULATIVE

PREFERENCE SHARES AND 7% “A” CUMULATIVE PREFERENCE SHARES

24 January 2024

The Company today announces that it has submitted an application to Euronext Growth Dublin for its 5% Cumulative Preference Shares of €1.27 each (ISIN IE0001827264) (the “5% Preference Shares”) to be admitted to trading on Euronext Growth Dublin, a market operated by Euronext Dublin (the “Listing”). It is anticipated that the Listing will occur on or around 23 February 2024, subject to approval by Euronext Dublin. Further information and documentation in relation to the Listing on Euronext Growth Dublin will be published by the Company in due course.

The Company also intends to submit an application to Euronext Dublin to cancel the listings of its (1) 5% Preference Shares, and (2) 7% “A” Cumulative Preference Shares of €1.27 each (ISIN IE0001827603) (the “7% Preference Shares”, and together with the 5% Preference Shares, the “Preference Shares”) on Euronext Dublin. The 7% Preference Shares will remain listed and admitted to trading on the London Stock Exchange. If approved by Euronext Dublin, the last day of trading of the Preference Shares on Euronext Dublin would be 22 February 2024.

There will be no change to the rights of the holders of the Preference Shares as a result of the updated listing arrangements.

Enquiries

Contact

Neil Colgan

Company Secretary

Tel: +3531 6344340